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                                  Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


     We consent to the use in this, Amendment No. 1 to the Registration Statement of Ambient Corporation on Form S-B2 of our report dated March 25, 2003 with respect to the consolidated financial statements of Ambient Corporation for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's ability to continue as a going concern) appearing in this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ Brightman Almogor & Co.


Brightman Almagor & Co.
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu


Tel-Aviv, Israel
November 12, 2003



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